Employment Offer Letter

March 5, 2026

CONFIDENTIAL

VIA Email

James Suva

*[redacted for confidential information]

Re: Offer of Employment

Dear Jim:

I am delighted to provide you with this formal offer of employment with Velo3d, Inc. (the “Company”). We enjoyed getting to know you during the interview process, believe you have the qualifications to be successful here, and are excited about the prospect of you joining our team.

The details of the employment offer are as follows:

Employment Start Date: We would like to schedule you to start on April 6, 2026. If this is not feasible, please contact me so that we can discuss alternative dates.

Position: You will hold the position of Chief Financial Officer, reporting to Arun Jeldi, Chief Executive Officer. This is a regular full-time position. Your primary work location will be: 2710 Lakeview Court, Fremont, CA 94538.

Compensation: Your starting salary will be $380,000.00 dollars ($15,833.33) per pay period, payable in accordance with the Company’s standard semi-monthly payroll schedule (on or about the 15th and the last day of each month). Your position is classified as exempt from overtime.

You will be eligible to participate in the Company’s 2026 Individual Performance-Based Bonus Program (the “Bonus Program”) at an annual target of 70% percent of your Base Salary, prorated from your start date. Bonus payouts will be based on achievement of company targets defined by the Company’s Board of Directors (the “Board”), individual performance objectives defined in partnership with your manager, and bonus adjustment factor based on ratings. Bonus Programs are subject to the terms and conditions of the applicable bonus plan established by the Company, which may be amended or terminated at any time.

Restricted Stock Units (RSUs): The Company will recommend to the Board of Directors that you be granted 135,000 Restricted Stock Units (RSUs) under the Company’s

2021 Equity Incentive Plan. Any RSU grant is subject to approval by the Board or its Compensation Committee.

If approved, the RSUs will vest over four (4) years, with 25% vesting after the first year, and the remaining 75% vesting in equal quarterly installments over the following three years, subject to the terms of the applicable RSU Agreement. Details of the grant, including vesting schedule and other conditions, will be provided upon approval.

Please note that the Company makes no guarantee regarding the future value of the RSUs.

Benefits: You will be eligible to participate in regular health insurance, bonus, paid time off, and other employee benefit plans established by the Company for its employees on the date of hire.

At-Will Employment: Consistent with state law, your employment with the Company will be “at-will.” This means that your employment with the Company will not last for any specific period of time, and either you or the Company can terminate your employment without notice and for any reason or for no reason. This letter will reflect the final, total and complete agreement between you and the Company regarding how your employment may be terminated. The “at-will” nature of your employment may only be changed if an officer of the Company (other than you) signs a written contract which explicitly changes at-will status.

Introductory Period: The first 90 days of your employment will serve as an introductory period. At or near the end of the introductory period, the Company intends to evaluate your performance and suitability for the position. The Company may extend the introductory period at its discretion. Successful completion of the introductory period would not change your at-will status. Employment remains at-will both during and after the introductory period.

Post-Offer Conditions: In accordance with federal law, the Company conditions this offer upon your providing appropriate documentation within three (3) business days of your hire date demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

Also, the Company conditions this offer upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification. This offer is also conditioned upon your signing and returning with this letter the enclosed Employee Confidentiality and Invention Assignment Agreement, Arbitration Agreement.

Current/Prior Employer Obligations: We wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers. You hereby represent that your signing of this offer letter and your commencement of employment with the Company will not violate any agreement currently in place between yourself and current or past employers.

Offer Acceptance: In order to accept this offer, you must sign this letter and the other documents enclosed for your signature, and I must receive them back before close of business on March 13, 2026. This offer, once accepted, constitutes the entire agreement between you and Velo3D, Inc. with respect to the subject matter hereof and supersedes and replaces any and all prior agreements or representations relating to such subject matter. If you have any questions about this letter, then before signing please contact me.

I hope that you will accept our offer and look forward to having you join us.

Sincerely,

/s/ Arun Jeldi__________________________

Arun Jeldi

Chief Executive Officer

I, ___James Suva______________________________, have read this letter and understand its terms. By signing below, I accept the offer of employment this letter makes. I agree to report for my first day of work on April 6. 2026.

Date:______3/6/2026__________	Signature: /s/ James Suva

James Suva